Exhibit 99.1

Molson Coors Prices Series A Note Private Placement

DENVER, Colorado, and MONTREAL, Quebec, September 30, 2010 - Molson Coors Brewing Company (the “Company”) (NYSE: TAP) today announced that it has priced its previously disclosed offering of Series A notes. Molson Coors International LP, a wholly owned subsidiary, will offer CDN$500 million in aggregate principal amount of 3.95% Series A Notes due 2017 on a private placement basis to accredited investors in Canada.

The transaction is expected to close on or about October 6, 2010. The closing of the offering is subject to customary closing conditions and there can be no assurances that the transaction will be consummated.

The Company expects to use the proceeds to refinance a portion of its current debt and for general corporate purposes which may, in part, include payments to fund its pension obligations.

The Series A Notes will be sold only to accredited investors in Canada in compliance with Regulation S under the U.S. Securities Act of 1933, as amended. The notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Series A Notes have not and will not be qualified by a prospectus under Canadian securities laws and may not be sold or resold except pursuant to an exemption from the applicable prospectus requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

CONTACT INFORMATION:

Media:	Investors Relations:
Colin Wheeler	Dave Dunnewald
(303) 927-2443	(303) 927-2334